EXHIBIT 10.05

AMYRIS, INC.
2010 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the 2010 Amyris, Inc. (the “Company”) Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance Stock Option Grant (the “Notice”).

Name: __John Melo_______________________________________________________

You (the “Participant”) have been granted an option to purchase shares of Common Stock of the Company (the “Option”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Performance Stock Option Award Agreement (the Notice and Performance Stock Option Award Agreement together, the “Agreement”).

Date of Grant: _May 29, 2018_________________________________

Exercise Price per Share: _$5.08__________________________________

Total Number of Shares: 3,250,000

Type of Option: Non-Qualified Stock Option

Expiration Date: _May 29, 2028_________________________________

Vesting Schedule: As set forth below

I.	Vesting Requirements

This Option is a performance-based stock option award and, subject to Participant continuing as the Chief Executive Officer of the Company (the “Chief Executive Officer”) through each vesting event, shall vest and be exercisable upon the vesting dates set forth below subject to the satisfaction of both EBITDA Milestones and Stock Price Milestones as described in more detail below.

Vesting. The Option is divided into four (4) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of Shares specified next to the applicable Tranche in the Milestone Table below. Each Tranche shall vest upon the vesting date specified as applicable to the Tranche in the Milestone Table (each, an “Earliest Vesting Date”) subject to all of the following: (a) the achievement of the EBITDA Milestone applicable to the Tranche in the Milestone Table during the EBITDA Measurement Period (as defined below) (each, an “EBITDA Milestone”), (b) the achievement of the Stock Price Milestone applicable to the Tranche in the Milestone Table during the Stock Price Measurement Period (as defined below) (each, a “Stock Price Milestone”) (the EBITDA Milestones and the Stock Price Milestones, collectively, the “Milestones”), (c) Participant continuing as the Chief Executive Officer through the Earliest Vesting Date applicable to the Tranche in the Milestone Table and (d) the Certification (as defined below) of the Milestones by the Board of Directors of the Company (the “Board”) or the Board’s Compensation Committee (the “Compensation Committee”). Any Milestone may be met before, at or after the applicable Earliest Vesting Date for that Tranche provided that the Milestone is met during its applicable Measurement Period.

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Milestone Table

Tranche	Number of Shares	EBITDA Milestone ($M)	Stock Price Milestone	Earliest Vesting Date
1 “Tranche One”	750,000 “Tranche One Shares”	$10	$15	July 1, 2019 “Tranche One Earliest Vesting Date”
2 “Tranche Two”	750,000 “Tranche Two Shares”	$60	$20	July 1, 2020 “Tranche Two Earliest Vesting Date”
3 “Tranche Three”	750,000 “Tranche Three Shares”	$80	$25	July 1, 2021 “Tranche Three Earliest Vesting Date”
4 “Tranche Four”	1,000,000 “Tranche Four Shares”	$100	$30	July 1, 2022 “Tranche Four Earliest Vesting Date”

In the event that either the EBITDA Milestone or the Stock Price Milestone is not yet achieved for a Tranche, no Shares attributable to such Tranche will be eligible to vest on such Tranche’s Earliest Vesting Date; provided, however, the EBITDA Milestones will remain eligible to be achieved during the remaining EBITDA Measurement Period and the Stock Price Milestones will remain eligible to be achieved during the remaining Stock Price Measurement Period (both as defined below).

Any portion of the Option that does not vest (i) on or prior to the end of the EBITDA Measurement Period and the Stock Price Measurement Period, as applicable, or (ii) prior to Participant’s termination as Chief Executive Officer (except in connection with a Change of Control (as defined below) as set forth in Section IV below) shall immediately terminate.

For clarity, as set forth above, upon the achievement of both the applicable EBITDA Milestone and Stock Price Milestone for a Tranche, the Shares attributable to such Tranche (the “Unvested Achieved Options”) may vest only if Participant remains the Chief Executive Officer on the applicable Earliest Vesting Date for such Tranche (except in connection with a Change of Control as set forth in Section IV below).

More than one Tranche may vest simultaneously provided that: the Earliest Vesting Date for each applicable Tranche has occurred, the requisite EBITDA Milestone and Stock Price Milestone for each applicable Tranche have been met and Participant continued as the Chief Executive Officer through the applicable date of vesting. For example, assume that (i) either or both of the Milestones for the First Tranche were not achieved on or prior to the Tranche One Earliest Vesting Date, (ii) all of the Milestones for Tranche One, Tranche Two and Tranche Three were achieved on or prior to the Tranche Two Earliest Vesting Date, then, (x) subject to Participant remaining the Chief Executive Officer through the Tranche Two Earliest Vesting Date, both Tranche One and Tranche Two will become vested on the Tranche Two Earliest Vesting Date and (y) subject to Participant remaining the Chief Executive Officer through the Tranche Three Earliest Vesting Date, Tranche Three will become vested on the Tranche Three Earliest Vesting Date.

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Certification. Achievement of the Milestones for each Tranche shall be determined, approved and certified by the Board or the Compensation Committee, in its sole, good faith discretion (a “Certification” and the date of such Certification, the “Certification Date”). Separate Certifications may occur on separate dates with respect to the achievement of each of EBITDA Milestone and Stock Price Milestone that are required for the vesting of any particular Tranche.

Term; Expiration. The maximum term of the Option shall be ten (10) years unless earlier terminated as set forth herein, and the Option shall expire automatically on the Expiration Date specified above (without regard to whether any or all of the Option vested or whether Participant exercised any vested part of the Option).

II.	Determination of EBITDA Milestone

The EBITDA Milestone for a Tranche is achieved if the Company’s EBITDA (as defined below) equals or exceeds the EBITDA threshold amount set forth in the Milestone Table for such Tranche for any fiscal year during the EBITDA Measurement Period. The Committee will measure and certify the level of achievement of the EBITDA Milestones as of the end of each fiscal year within the EBITDA Measurement Period.

A.	For purposes of this Option, “EBITDA” shall mean the Company’s net (loss) income attributable to common stockholders for the relevant year as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and as reported by the Company in its audited financial statements on the Form 10-K filed with the SEC, for the applicable fiscal year during the EBITDA Measurement Period plus interest expense (benefit), provision for income taxes, depreciation and amortization for the same year as reflected in the audited financial statements. For the avoidance of doubt, there will be no adjustment to the reported net (loss) for stock based compensation in determining EBITDA.

B.	For purposes of this Option, “EBITDA Measurement Period” shall mean the period starting January 1, 2018 and ending December 31, 2021.

C.	In the event of unusual non-recurring events such as acquisition activities or divestitures of significant assets or changes in applicable accounting rules, as a result of which the calculation of the Company’s EBITDA for any EBITDA Measurement Period is increased or decreased by 10% or more in determining the Company’s financial statements on Form 10-K filed with the SEC for the most recently completed fiscal year, the Board or, if the Board delegates authority to the Compensation Committee, the Compensation Committee may provide for one or more equitable adjustments to the EBITDA Milestones to preserve the original intent regarding the EBITDA Milestones at the time of the initial award grant.

III.	Determination of Stock Price Milestone

The Stock Price Milestone for a Tranche is achieved if the both the 180-Day Average Stock Price (as defined below) and the 30-Day Average Stock Price (as defined below) equal or exceed the price set forth in the Milestone Table for such Tranche during the Stock Price Measurement Period. The Committee will measure and certify the level of achievement of the Stock Price Milestone during the Stock Price Measurement Period as described below.

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A.	For purposes of this Option, “180-Day Average Stock Price” shall mean for each applicable Tranche, the average of the daily closing prices of the Company’s common stock on the Nasdaq Global Select Market for any one hundred and eighty (180)-consecutive day period (x) starting at any time after the last day of the fiscal year in which the applicable EBITDA Milestone was achieved and (y) ending on or prior to the final day of the Stock Price Measurement Period.

B.	For purposes of this Option, “30-Day Average Stock Price” shall mean for each applicable Tranche, the average of the daily closing prices of the Company’s common stock on the Nasdaq Global Select Market for a thirty (30)-consecutive day period ending on the date on which the 180-Day Average Stock Price is achieved for the applicable Tranche, but in any event on or prior to final day of the Stock Price Measurement Period.

C.	For purposes of this Option, “Stock Price Measurement Period” shall mean the period starting January 1, 2018 and ending December 31, 2022.

D.	If the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, the Board or the Compensation Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Option (and in a manner that will not provide Participant with any greater benefit or potential benefits than intended to be made available under the Option, other than as may be necessary solely to reflect changes resulting from any such aforementioned event), will adjust the Stock Price Milestones.

IV.	Vesting Determination upon Change of Control of the Company

Calculation of Milestones upon Change of Control. Notwithstanding Sections I, II and III above, in the event of a Change of Control (as defined in the Company’s Executive Severance Plan, adopted November 6, 2013, and Participant’s related Participation Agreement thereunder (together, the “Severance Plan”)), for purposes of determining whether any Tranches are eligible to vest on or after the Change of Control, the EBITDA Milestones shall be disregarded and only the Stock Price Milestones shall be required to be met as determined pursuant to this Section IV.

In the event of a Change of Control, a Stock Price Milestone relating to any Tranche that has not yet vested pursuant to Section I above as of immediately before the closing of the Change of Control, shall be achieved if the per Share price (plus the per Share value of any other consideration) received by the Company’s stockholders in the Change of Control equals or exceeds the price set forth in the Milestone Table for the relevant Stock Price Milestone, and the Shares specified for any such Tranche will be eligible to vest pursuant to the time-based vesting schedule set forth below (the “COC Time-Based Options”). To the extent a Stock Price Milestone is not achieved as a result of the Change of Control pursuant to the preceding sentence, the corresponding Tranche of Shares will be forfeited automatically as of the immediately prior to closing of the Change of Control and never shall become vested.

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Vesting Requirements Upon Change of Control. Subject to Participant’s remaining the Chief Executive Officer, (i) the COC Time-Based Options for Tranche One, if any, will vest on the later of the Tranche One Earliest Vesting Date and the closing date of the Change of Control (the “Closing Date”); (ii) the COC Time-Based Options for Tranche Two, if any, will vest on the later of the Tranche Two Earliest Vesting Date and the Closing Date; (iii) the COC Time-Based Options for Tranche Three, if any, will vest on the later of the Tranche Three Earliest Vesting Date and the Closing Date and (iv) the COC Time-Based Options for Tranche Four, if any, will vest on the later of the Tranche Four Earliest Vesting Date and the Closing Date. Notwithstanding the foregoing, in the event the Participant’s employment as Chief Executive Officer terminates as a result of an Involuntary Termination (as defined in Participant’s Severance Plan) at any time within the period beginning three (3) months before a Change of Control and ending twelve (12) months after a Change of Control, the unvested Achieved Options and COC Time-Based Options shall be eligible for accelerated vesting as provided in the Participant’s Severance Plan subject to Participant’s satisfaction of all terms and conditions in the Severance Plan, including, but not limited to delivery of a release of claims. If the Participant’s employment as Chief Executive Officer terminates as a result of an Involuntary Termination prior to a Change of Control, any then-unvested portion of the Option that would otherwise forfeit upon such termination shall remain outstanding, but cease to continue vesting, for three (3) months following such termination (provided that in no event will the Option remain outstanding beyond the expiration of its maximum term) to permit the acceleration described above. In the event that a Change in Control is not completed during such three (3) month period, any unvested portion of the Option will be automatically and permanently forfeited without having vested effective three (3) months following such termination. For the avoidance of doubt, the accelerated vesting provisions of the Severance Plan apply only upon a Change of Control and apply only to the Unvested Achieved Options and COC Time-Based Options.

Non-Assumption upon Change of Control. Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Option in connection with a Change of Control, then notwithstanding any other provision in this Agreement, the Plan or the Severance Plan to the contrary, 100% of Participant’s COC Time-Based Options shall accelerate and become vested effective immediately prior to the Change of Control.

V.	Termination as Chief Executive Officer

Notwithstanding anything to the contrary in this Agreement, the Severance Agreement Plan or any other agreement, upon Participant’s termination as the Chief Executive Officer (except in connection with a Change of Control as set forth in Section IV above), any then-unvested portion of the Option will automatically terminate.

If, upon Participant’s termination as the Chief Executive Officer, Participant continues as an Employee of the Company, and so long as Participant continues as an Employee of the Company, any vested and unexercised portion of the Option may be exercised until the Expiration Date of the Option.

If Participant ceases to be an Employee for any reason, this Option may, to the extent vested as of the date of Participant’s cessation as an Employee, be exercised during the time periods set forth in the Agreement, but in no event later than the Expiration Date of the Option.

VI.	Award Subject to Company Clawback or Recoupment

In the event that the Company determines at any time between the Date of Grant set forth in the Notice and December 31, 2025 that it is required to prepare a material accounting restatement resulting from material noncompliance with financial reporting requirements under applicable law (a “financial restatement”), and any of the Milestones that were previously Certified as achieved are subsequently determined to have not been achieved as a result of a financial restatement, the Tranches of the Option that vested as a result of the Certification will be subject to recoupment. In such case, Participant will be required to forfeit, reimburse or repay any portion of the Option that vested based on the original financial statement as compared to the Option that would have vested based on the financial restatement. For purposes of this compensation recovery by the Company: (a) if the Option, or a portion of the Option, is held at the time of recovery, the recoverable amount shall be the number Shares subject to the Option that vested in in excess of the number that should have been vested based on the financial restatement; (b) if the Option, or a portion of the Option, has been exercised, but the underlying Shares have not been sold, the recoverable amount shall be the number of Shares underlying the Option in excess of the number of Shares that should have been vested and exercisable based on the financial restatement; and (c) if Shares have been sold, the recoverable amount shall be the sale proceeds received by Participant in respect of the excess number of Shares underlying the Option in excess of the number of Shares that should have been vested and exercisable based on the financial restatement. In all cases, the determination of amounts to be recovered shall be calculated net of any taxes paid.

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In addition to the Company’s right to repayment pursuant to the preceding paragraph, the Option shall also be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board as required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.

VII.	Exercise Method; Holding Period

Notwithstanding anything to the contrary in this Notice, the Agreement or the Plan, payment of the aggregate exercise price and any tax withholding obligations, may be paid only by any of the following, or a combination thereof, unless the Board or the Compensation Committee determines otherwise: (i) cash; (ii) check or (iii) a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan).

Participant must retain and may not sell, transfer or dispose at least fifty percent (50%) of the Shares acquired upon exercise of the Option net of any shares sold in a same-day sale to pay the exercise price and any tax withholding obligations as described above until after the second (2nd) year anniversary of the applicable date of exercise of such Shares; provided, however, that the Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to a revocable inter vivos trust for which Participant is the trustee and sole beneficiary during Participant’s lifetime) as permitted by the Board or the Compensation Committee consistent with the Company’s internal policies.

VIII.	Acceptance of Option

By Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant agrees that this Option is granted under and governed by the terms and conditions of this Notice, Agreement and the Plan, all of which are made a part of this document. Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant understand that his employment or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Agreement or the Plan changes the at-will nature of that relationship. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Compensation Committee upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice.

Amyris, INC.

By: /s/ Christine Ofori

Name: Christine Ofori

Title: Chief People Officer

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Agreed and Accepted By PARTICIPANT:

By: /s/ John Melo

Name: John Melo

Title: President and Chief Executive Officer

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AMYRIS, INC.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Performance Stock Option Award Agreement (the “Agreement”), any capitalized terms used herein shall have the meaning ascribed to them in the Amyris, Inc. (the “Company”) 2010 Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Agreement. The Agreement incorporates the terms of the Notice and any reference to Agreement will be deemed to also include the terms of the Notice. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

1.       Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.

2.       Termination Period.

(a)       General Rule. Except as provided below, and subject to the Plan, this Option may be exercised for 3 months after termination of Participant’s employment with the Company. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(b)       Death; Disability. Unless provided otherwise in the Notice, upon the termination of Participant’s service to the Company by reason of his or her Disability or death, or if a Participant dies within three months of the Termination Date, this Option may be exercised for twelve months, provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(c)       Cause. Upon the termination of Participant’s employment by the Company for Cause, the Option shall expire on such date of Participant’s Termination Date. For purposes of this Agreement, “Cause” shall be defined in the Plan.

3.       Grant of Option. The Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share set forth in the Notice (the “Exercise Price”). This Option shall be treated as a Nonqualified Stock Option (“NSO”).

4.       Exercise of Option.

(a)       Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Agreement.

(b)       Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

(c)       No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.

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5.       Method of Payment. Payment of the aggregate Exercise Price and any tax liability (as described in Section 8 below) shall be by the methods set forth in the Notice.

6.       Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by the Participant unless otherwise permitted by the Board or the Compensation Committee on a case-by-case basis. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

7.       Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant.

8.       U.S. Tax Consequences. For Participants subject to U.S. income tax, some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. All other Participants should consult a tax advisor for tax consequences relating to this Option in their respective jurisdiction. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)       Exercising the Option.

(i)       Nonqualified Stock Option. The Participant may incur federal ordinary income tax liability upon exercise of a NSO. The Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Participant is an Employee or a former Employee, the Company will be required to withhold from his or her compensation an amount equal to the minimum amount the Company is required to withhold for income and employment taxes or collect from Participant and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)       Disposition of Shares.

(i)       NSO. If the Participant holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

9.       Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

10.       Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

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11.       Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12.       Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

13.       No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.

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